Exhibit 99.1

[CBL LETTERHEAD]

Investor Contact:	Katie Reinsmidt	Media Contact:	Deborah Gibb
Director of Investor Relations	Vice President - Corporate Relations
(423) 490-8301	(423) 490-8315
katie_reinsmidt@cblproperties.com	deborah_gibb@cblproperties.com

CBL PROMOTES GUS STEPHAS TO CHIEF OPERATING OFFICER

CHATTANOOGA, Tenn. (February 12, 2007) -- CBL & Associates Properties, Inc. (NYSE:CBL) today announced the promotion of Augustus (Gus) Stephas to Chief Operating Officer/Senior Vice President. Mr. Stephas previously served as Senior Vice President – Accounting and Controller. In his new role, he will oversee CBL’s property operations including leasing, management, and asset management. He will also continue to manage CBL’s peripheral property division. Mr. Stephas joined CBL’s predecessor in July 1978 as Controller and was promoted to Vice President – Accounting and Controller in 1984. From 1970 to 1978 he was affiliated with the shopping center division of Arlen Realty and Development.

“Gus is a tremendous asset to CBL as evidenced by his involvement in all phases of the company including supervising the accounting department and working closely with senior management on all proposed transactions,” said Stephen Lebovitz, CBL & Associates Properties, Inc., president. “In his new position he will be integrally involved in maintaining and enhancing CBL’s total portfolio net operating income growth. With Gus’ extensive experience in and knowledge of the shopping center industry, we are confident that he will continue to facilitate our achieving the company’s goals.”

Mr. Stephas graduated from Fairleigh Dickinson University in Teaneck, NJ and worked for the accounting firm of Lybrand, Ross Bros. and Montgomery before joining Arlen. He and his wife, Connie, have four children and two grandchildren.

About CBL

CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 130 properties, including 79 regional malls/open-air centers. The properties are located in 27 states and total 74.0 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has fourteen projects under construction totaling 3.0 million square feet including Pearland Town Center in Houston (Pearland), TX; Alamance Crossing in Burlington, NC; Phase II of Gulf Coast Town Center in Ft. Myers, FL; three lifestyle/associated centers, seven mall expansions/redevelopments and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

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